PRESS RELEASE

CHINA ENERGY SAVINGS TECHNOLOGY, INC. APPROVED FOR LISTING ON NASDAQ NATIONAL MARKET SYSTEM (NMS)

TRADING SYMBOL WILL REMAIN CESV

HONG KONG, April 18 /Xinhua-PRNewswire/ -- China Energy Savings Technology, Inc. (OTC Bulletin Board: CESV), today announced that on April 13, 2005 NASDAQ approved its application to list its common stock on the NASDAQ National Market System (NMS).

The Company's common stock will be eligible for trading on the NMS on a date arranged by NMS, which is approximately 3 days from the Company's notice upon payment of the initial entry fee. The fee was remitted on April 18, 2005. The trading symbol for common stock will continue to be CESV.

The company would like to thank the following market makers for working with them throughout the application process: Goldman Sachs, RBC Capital, S.G. Martin Securities LLC, Capital Growth Financial, LLC, and Hudson Securities Inc.

About China Energy Savings Technology:

The company is a holding company that owns 100% of Starway Management Limited whose subsidiaries are engaged in the manufacturing and sales of advanced technology energy-saving products in the People's Republic of China (PRC). According to test reports by various PRC authorities including the National Center of Supervision & Inspection on Electric Light Source Quality (Shanghai) issued in September 2002 and Shenzhen Academy of Metrology & Quality Inspection issued in December 2002, the energy saving products of Starway's subsidiaries may provide energy saving rates ranging from approximately 25% to 45%. The energy saving projects conducted by Starway's subsidiaries mostly relate to public or street lighting systems, government administration units, shopping malls, supermarkets, restaurants, factories and oil fields, etc. There are small and large-scaled projects: the small-scaled projects relate to restaurants, shops and small arcades through the sale of equipment, and the large-scaled projects relate to large shopping malls, supermarkets, factories and public bodies through the provision and installation of equipment over a term usually extended for years.

Safe Harbor Statement:

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.

     Contact Information:
     John RoskelleyPresident
     First Global Media
     480-902-3110

     Website: http://www.chinaenergysavings.com
     Email: contactus@cesv-inc.com
SOURCE  China Energy Savings Technology, Inc.
    -0-                             04/18/2005
    /CONTACT:  John Roskelley, President of First Global Media,
+1-480-902-3110, or contactus@cesv-inc.com/
    /Web site:  http://www.cesv-inc.com /
    (CESV)

CO: China Energy Savings Technology, Inc.; Goldman Sachs; RBC Capital; S.G. Martin Securities LLC; Capital Growth Financial, LLC;
     Hudson Securities Inc.; Starway Management Limited
ST:  China
IN:  OIL UTI CPR OTC
SU:  ASI

AA
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5676 04/18/200518:09 EDThttp://www.prnewswire.com